UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.      )

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Desert Capital REIT, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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DESERT CAPITAL REIT, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 27, 2007

To Our Stockholders:

You are invited to attend our annual meeting of stockholders that will be held at Sunset Station Hotel & Casino, located at 1301 W. Sunset Road, Henderson, Nevada 89014 on Thursday, December 27, 2007, at 1:00 p.m., local time.   The purpose of the meeting is to vote on the following proposals.

Proposal 1:	To elect seven directors to serve until their successors are elected and qualified.

Proposal 2:	To ratify the appointment of Hancock Askew & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Proposal 3:
To take action upon any other business as may properly come before the meeting, including approving any motion to adjourn to a later time to permit further solicitation of proxies if necessary to establish a quorum, or to obtain additional votes in favor of the proposals.

Stockholders of record at the close of business on November 8, 2007 are entitled to notice of, and to vote at, the annual meeting.  A proxy card is enclosed with this notice of annual meeting and proxy statement.  As indicated in a notice received under separate cover, a copy of our annual report to stockholders for the fiscal year ended December 31, 2006 has been posted and made available for viewing online at www.desertcapitalreit.com/annualreport.html.  Paper copies will be provided without charge upon written request.

Your vote is important.  The presence, in person or represented by proxy, of a majority of the shares of common stock entitled to vote at the annual meeting as of the record date is necessary to constitute a quorum at the annual meeting.  Accordingly, you are asked to vote and return your proxy, whether or not you plan to attend the annual meeting.

                        By Order of the Board of Directors,

                        Todd B. Parriott
                        Chief Executive Officer and Chairman of the Board of Directors

November 19, 2007
Henderson, Nevada

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
Thursday, December 27, 2007

Desert Capital REIT, Inc.
1291 Galleria Drive, Suite 200
Henderson, Nevada  89014

The board of directors of Desert Capital REIT, Inc. (“us” or the “Company”) is soliciting proxies to be used at the 2007 annual meeting of stockholders to be held at Sunset Station Hotel & Casino, located at 1301 W. Sunset Road, Henderson, Nevada 89014, on Thursday, December 27, 2007, at 1:00 p.m., local time.  This proxy statement and accompanying proxy card are first being mailed to stockholders on or about November 21, 2007.  The annual report to stockholders for the fiscal year ending December 31, 2006 has been posted online at www.desertcapitalreit.com/annualreport.html and does not constitute part of this proxy statement.  Paper copies of the annual report will be provided without charge upon written request.  Our principal executive office is located at 1291 Galleria Drive, Suite 200, Henderson, Nevada 89014.

Who May Vote

Only stockholders of record at the close of business on November 8, 2007, the record date, are entitled to notice of, and to vote at, the annual meeting.  As of November 8, 2007, we had 16,880,043 shares of common stock issued and outstanding.  Each common stockholder of record on the record date is entitled to one vote on each matter properly brought before the annual meeting for each common share held.

How You May Vote

You may vote using any of the following methods:

•
BY MAIL:  Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Desert Capital REIT, Inc., c/o ACS Securities, Inc., 3988 North Central Expressway, Building 5, 6th Floor, Dallas, Texas  75204.  The named proxies will vote your shares according to your directions.  If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares FOR each of the proposals.

•	BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

The persons authorized under the proxies will vote upon any other business that may properly come before the annual meeting, including a proposal to adjourn or postpone the annual meeting to permit us to solicit additional proxies if necessary to establish a quorum or to obtain additional votes in favor of any proposal, according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.  We do not anticipate that any other matters will be raised at the annual meeting.

How You May Revoke Your Proxy

You may revoke your proxy at any time before it is exercised by:

•	giving written notice of revocation to Erin Ackerman at Desert Capital REIT, Inc., 1291 Galleria Drive, Suite 200, Henderson, Nevada 89014;

•	timely delivering a properly executed, later-dated proxy; or

•	voting in person at the annual meeting.

Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person.  Please sign and return your proxy promptly to assure that your shares are represented at the annual meeting.

Quorum

The presence, in person or represented by proxy, of a majority of the shares of common stock entitled to vote at the annual meeting as of the record date is necessary to constitute a quorum at the annual meeting.  However, if a quorum is not present at the annual meeting, the stockholders, present in person or represented by proxy, have the power to adjourn the annual meeting until a quorum is present or represented.  Pursuant to our bylaws, abstentions are counted as present and entitled to vote for purposes of determining a quorum at the annual meeting.

Required Vote

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy is required to elect directors.  The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors.  All of the nominees for director other than Stacy Riffe and Charles Wolcott served as our directors in 2006.  Abstentions will have no effect on the election of directors.  The ratification of the appointment of Hancock Askew & Co. LLP as set forth in Proposal Two requires the affirmative vote of a majority of the votes cast on the proposal.  Abstentions on Proposal Three will have no effect on the proposal.

Adjournments

Although it is not currently expected, the annual meeting may be adjourned for the purpose of soliciting additional proxies.  Any adjournment may be made without notice by announcement at the annual meeting of the new date, time and place of the annual meeting.  At the adjourned meeting the Company may transact any business that might have been transacted at the original annual meeting.  If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each registered stockholder entitled to vote at the special meeting.  Whether or not a quorum exists, holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the annual meeting and entitled to vote thereat may adjourn the annual meeting.  Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.  Abstentions and broker non-votes will have no effect on Proposal Three to adjourn the meeting.  Any adjournment of the annual meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting as adjourned.

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by us.  Proxies may be solicited on our behalf by our directors, officers, employees of CMC Financial Services, Inc. or soliciting service in person, by mail, telephone, facsimile or by other electronic means.  In accordance with regulations of the Securities and Exchange Commission, or SEC, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in mailing proxies and proxy materials and soliciting proxies from the beneficial owners of our common stock.

PROPOSAL ONE ─
ELECTION OF DIRECTORS

Pursuant to the Maryland General Corporation Law, our Third Articles of Amendment and Restatement, and our bylaws, our business, property and affairs are managed under the direction of the board of directors.  At the annual meeting, seven directors will be elected by the stockholders, each to serve for a term of one year until the next annual meeting of stockholders and until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement.

The persons named in the enclosed proxy will vote your shares as you specify on the enclosed proxy.  If you return your properly executed proxy but fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below.  The board of directors has proposed the following nominees for election as directors at the annual meeting.  Each of the nominees is currently a member of the board of directors.

Each director has consented to being named in this proxy statement and to serve if elected.  The board of directors knows of no reason why such directors would be unable to serve.  If any of the directors should for any reason become unable to serve, then valid proxies will be voted for the election of such substitute nominee as the board of directors may designate, the board of directors may reduce the number of directors to eliminate the vacancy, or the position may remain vacant.

Nominees

Todd B. Parriott.  Mr. Parriott is the chairman of our board of directors, Chief Executive Officer, President and Chief Investment Officer.  Mr. Parriott was elected to our board of directors in December 2003.  Mr. Parriott served as the President of Consolidated Mortgage from July 2001 until December 2003 and was re-elected as President in October 2005 and served until August 23, 2007.  Mr. Parriott currently serves in a supervisory capacity with CMC Financial Services, Inc., the dealer-manager of our public offering as the Financial Operations Principal.  Mr. Parriott also serves as President and Chief Investment Officer of Burton Management Company, Ltd., our Advisor.  Mr. Parriott is a director of our Advisor and our Dealer-Manager.  Mr. Parriott graduated with a Bachelor of Science degree in Marketing at University of Nevada, Las Vegas in 1994.  Age 37.

Robert B. Beville.  Mr. Beville was elected to our board of directors effective July 2004 and is an independent director.  From September 2004 to the present, he has served as the Division President of Meritage Homes, Las Vegas Division.  From 2000 to September 2004, he served as the Executive Vice President and Chief Operating Officer for Perma-Bilt Homes, a division of Meritage Homes.  His duties include management of all business functions including management of: senior personnel, land acquisition, division profit, budget preparation, product development, divisions reporting to the corporate office and land bankers.  Mr. Beville graduated with a Bachelor of Science degree in Accounting from the University of Nevada-Reno in 1985.  Age 45.

G. Steven Dawson.  Mr. Dawson was elected to our board of directors effective July 2004 and elected as our Chief Financial Officer as of May 16, 2007.  From 1990 to 2003, Mr. Dawson served as the Senior Vice President and Chief Financial Officer of Camden Property Trust or its predecessors, a large multifamily REIT.  Camden is a public real estate investment trust which specializes in the acquisition, development, and management of apartment communities throughout the United States.  He is currently a private investor who is active on the boards of four publicly traded REITs in addition to Desert Capital REIT.  These include: American Campus Communities, Inc., AMREIT, Alesco Financial Inc., and Medical Properties Trust.  Mr. Dawson holds a Bachelor of Business Administration degree from Texas A&M University and serves on the Real Estate Roundtable at the Mays Business School at Texas A&M.  Age 49.

James L. George.  Mr. George was elected to our board of directors in December 2003, is an independent director, and is an attorney in private practice in Lemars, Iowa.  For over 30 years, he has practiced primarily in the estates, real estate transaction and tax preparation area.  Mr. George is the uncle of Jonathan G. Arens, our co-Chief Operating Officer.  He earned a Bachelor of Arts degree from the University of Iowa in 1969, and a JD from Creighton University in 1973.  Age 60.

Stacy M. Riffe.  Ms. Riffe was elected to our board of directors in September 2007 and is an independent director.   She is currently the senior vice president of UDR, Inc., a NYSE-listed multi-family real estate investment trust, where she manages corporate, tax, legal administration, and risk management and is the Corporate Compliance Officer.  Additionally, she serves as chief financial officer of UDR’s taxable REIT subsidiary, RE3.  From September 2005 through October 2006, Ms. Riffe served as chief financial officer and secretary of Sunset Financial Resources, Inc., a NYSE-listed mortgage REIT, and was appointed interim chief executive officer to complete the merger of Sunset Financial Resources with Alesco Financial Inc.  From 2002 until 2005, Ms. Riffe held the position of chief financial officer and secretary for U.S. Restaurant Properties Inc., an equity REIT that owned and leased properties to restaurants and convenience stores operators, where she was responsible for capital markets, corporate governance, SEC reporting and tax compliance.  In February 2005, U.S. Restaurant Properties merged with CNL Restaurant Properties to form Truststreet Properties (NYSE: TSY).  Ms. Riffe earned a Bachelor of Business Administration degree in Accounting from the University of Texas at Arlington.  Age 42.

Thomas L. Gustafson.  Mr. Gustafson was elected to our board of directors in December 2003, is an independent director, and has been the managing member of Domain LLC, the general partner of Okoboji Capital Partners, LP, a hedge fund, since August 2001 until the present.  From 1996 to the present, he has served as the Treasurer of QL Enterprises Inc., which owns office building complexes and mini-storage rental units.  He earned a Bachelor of Business Administration degree from Iowa State University in 1993.  Age 36.

Charles W. Wolcott.  Mr. Wolcott was elected to our board of directors in August 2007 and is an independent director.  He currently is the president and chief executive officer of Allied+Wolcott Company, LLC, a private company providing consulting and advisory services to conservation real estate projects.  From 2002 through 2006, he served as president and chief executive officer of Tecon Corporation, a business involved in recreational property development, fractional condominium resort property development, water and wastewater utility systems and rail car repair and maintenance.  Mr. Wolcott earned a Bachelor of Science degree in Chemical Engineering from the University of Texas, and a Master of Business Administration degree from Harvard Business School.  Age 54.

The board of directors unanimously recommends that you vote FOR the election of directors, as set forth in Proposal One.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

Board Meetings and Committees

During fiscal 2006, the board of directors held seven meetings and acted by written consent four times.  Each director attended at least 75% of the total number of board and committee meetings on which the director served that were held while the director was a member of the board or committee, as applicable.  All of our directors are strongly encouraged to attend our annual meeting of stockholders.  There were six directors at the time of the 2006 annual meeting of stockholders, and one director attended the meeting.  The board’s current standing committees are as follows:

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee

Todd B. Parriott
Robert M. Beville	X(1)	X
G. Steven Dawson
James L. George	X	X (1)	X (1)
Thomas L. Gustafson	X		X
Stacy Riffe	X
Charles Wolcott
(1) Committee Chairman

Audit Committee

Our board has determined that Mr. Beville qualifies as “audit committee financial expert,” as defined by the SEC, and that all members of the audit committee are “financially literate,” within the meaning of NYSE rules, and “independent,” under the audit committee independence standards of the SEC.

Our audit committee operates pursuant to a written charter which was attached as Appendix A to our 2005 proxy statement and is posted on our website at www.desertcapitalreit.com.  Among other matters, the audit committee charter calls upon the audit committee to:

•
oversee the accounting and financial reporting processes and compliance with legal and regulatory requirements on behalf of our board of directors and report the results of its activities to the board;

•	be directly and solely responsible for the appointment, retention, compensation, oversight, evaluation and, when appropriate, the termination and replacement of our independent auditors;

•	review the annual engagement proposal and qualifications of our independent auditors;

•	prepare an annual report as required by applicable SEC disclosure rules; and

•	review the integrity, adequacy and effectiveness of our internal controls and financial disclosure process.

The audit committee met four times in 2006.

Governance and Nominating Committee

Our governance and nominating committee establishes and implements our corporate governance practices and nominates individuals for election to the board of directors.

Our governance and nominating committee operates pursuant to a written charter which is posted on our website, www.desertcapitalreit.com.  Among other matters, the committee charter calls upon the governance and nominating committee to:

•	develop criteria for selecting new directors and to identify individuals qualified to become board members and members of the various committees of the board;

•	select, or to recommend that the board select, the director nominees for the each annual meeting of stockholders and the committee nominees; and

•	develop and recommend to the board a set of corporate governance principles applicable to us.

We believe members of our board of directors should meet the following criteria: (1) have significant business or public experience that is relevant and beneficial to the board of directors and the company, (2) are willing and able to make a sufficient time commitment to our affairs in order to effectively perform the duties of a director, including regular attendance of board meetings and committee meetings, (3) are committed to our long-term growth and profitability, (4) are individuals of character and integrity, (5) are individuals with inquiring minds who are willing to speak their minds and challenge and stimulate management, and (6) represent the interests of the company as a whole and not only the interests of a particular stockholder or group.

The governance committee will consider nominees made by stockholders, and will evaluate all nominees using the same standards, regardless of who recommended the nominee.  Stockholders should send nominations to James L. George, c/o Desert Capital REIT, Inc., 1291 Galleria Drive, Suite 200, Henderson, Nevada, 89014.  Any stockholder nominations proposed for consideration by the governance and nominating committee should include the nominee’s name and qualifications for board membership.  See “Stockholder Proposals.” The governance and nominating committee did not meet in 2006.

Mr. Wolcott and Ms. Riffe were nominated as directors by a non-management director.

Compensation Committee

Our compensation committee operates pursuant to a written charter, which is posted on our website at www.desertcapitalreit.com.  The committee has been delegated the authority by our board of directors to make determinations regarding grants of restricted shares of common stock and to authorize and determine all salaries and incentive compensation for our officers and supervisory employees, if any.  Our compensation committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee.  Among other matters, the compensation committee has responsibility to:

•	develop the overall compensation policies and the corporate goals and objectives, if any, relevant to the chief executive officer’s compensation from our company;

•	evaluate the chief executive officer’s performance in light of those goals and objectives, if any;

•	be directly and solely responsible for establishing the chief executive officer’s compensation level, if any, based on this evaluation;

•	make recommendations to the board regarding the compensation of officers junior to the chief executive officer, incentive-compensation plans and equity-based plans; and

•	manage our relationship with our Advisor.

Our executive officers do not have a role in determining the amount of executive officer compensation, and our compensation committee has not engaged in compensation consultant.  Our executive officers do not receive compensation from us.  Our compensation committee did not meet in 2006.

Corporate Governance

Committee Charters.  Our board has adopted: (1) an audit committee charter, a governance and nominating committee charter and a compensation committee charter; (2) standards of independence for our directors; and (3) a code of conduct and ethics for all directors, officers and employees.  The charters of our audit committee, governance and nominating committee and compensation committee are available on our website.

Communications with the Board.  Individuals may communicate with the board by sending a letter to:

James L. George
Director
Desert Capital REIT, Inc.
1291 Galleria Drive
Suite 200
Henderson, Nevada 89014

All directors have access to this correspondence.  Communications that are intended specifically for non-management directors should be sent to the street address noted above, to the attention of the chairman of the governance and nominating committee.  In accordance with instructions from the board, the secretary to the board reviews all correspondence, organizes the communications for review by the board, and posts communications to the full board or individual directors as appropriate.  Advertisements, solicitations for periodical or other subscriptions, and similar communications generally are not forwarded to the directors.

Executive Sessions.  In accordance with our governance policies, our independent directors meet at least once per year in executive session.  The chairman of the governance committee chairs each executive session.  During 2006, our independent directors met four times in executive session.

Code of Conduct and Ethics.  Our board of directors has established a code of business conduct and ethics.  Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Waivers to the code of business conduct and ethics will only be granted by the governance and nominating committee of the board.  The committee has never granted any waiver to the code.  If the committee grants any waiver from the code of business conduct and ethics to any of our officers, we expect to disclose the waiver within five business days on the corporate governance section of our corporate website at www.desertcapitalreit.com

Compensation Committee Interlocks and Insider Participation.  During 2006, the compensation committee consisted of Messrs. Beville, George and Goolsby.  None of these individuals has at any time served as an officer of the company.  No member of the compensation committee has any interlocking relationship with any other company that requires disclosure under this heading.  None of our executive officers served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation of Directors

Directors who are also our executive officers receive no compensation for board service.   The following table discloses compensation paid to members serving on our board of directors in 2006.

2006 Board of Directors Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)1 2	Total ($)
Robert B. Beville	$ 31,500	$ 33,333	$ 64,833
G. Steven Dawson	36,500	33,333	69,833
James L. George	31,500	33,333	64,833
Bryan L. Goolsby	28,500	33,333	61,833
Thomas L. Gustafson	31,500	33,333	64,833

1  The amounts appearing in the Stock Awards column represent the SFAS No. 123(R) compensation expense recognized during fiscal 2006 for all outstanding awards.  The grant date fair value of the stock awards granted in 2006 to each director is $60,000.  See footnote 4 to our consolidated financial statements on Form 10-K for an explanation of grant date fair value.
2  The number of stock awards held by each director as of December 31, 2006 was 12,000 shares.

During 2006, our non-officer directors received compensation according to the following guidelines:

Annual retainer fee	$ 15,000
Fee for each board meeting attended in person	3,000
Fee for each board meeting attended telephonically	1,500
Audit committee chairman retainer	5,000
Retainer for Chairman of other committees	3,000
Fee for each committee meeting attended in person	1,000
Fee for each committee meeting attended telephonically	500

Additionally, each non-officer director receives an annual award of 4,000 restricted shares of common stock which vests annually on a pro rata basis over a three-year period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Relationship with our Advisor

Mr. Parriott, our chief executive officer, is the majority stockholder, sole director, president, secretary and treasurer of Burton Management Company, Ltd. (“Burton”), our advisor.  Mr. Arens, our co-chief operating officer, is a stockholder and chief financial officer of Burton.  Our advisor oversees our day-to-day operations including asset, liability and capital management.  Our advisor is compensated pursuant to the terms of the advisory agreement, which entitles it to a base management fee, incentive compensation and reimbursement of expenses.  For the year ended December 31, 2006 we paid a base management fee of $1,176,920 and incentive compensation of $1,428,124.  For the six months ended June 30, 2007, we paid a base management fee of $781,106 and incentive compensation of $686,056.

Relationship with our Dealer-Manager

CMC Financial Services was the dealer-manager for our first public offering, and is the dealer-manager for our current public offering.  In 2006, we paid CMC Financial Services selling commissions and marketing support fees totaling $5,447,914.  CMC Financial Services paid a substantial portion of these fees to third party broker-dealers.  Pursuant to the dealer-manager agreement for our current public offering, CMC Financial Services will be paid selling commissions of 6.5% and a marketing support fee of 3.0%.

CMC Financial Services also has an agreement with Consolidated Mortgage, our wholly-owned subsidiary, pursuant to which Consolidated Mortgage pays an administrative fee of 25 basis points (based on the principal amount) on each loan it originates to CMC Financial Services, in return for administrative services to support Consolidated Mortgage’s investment pool.  The fee is calculated and paid monthly.  The fee pursuant to this agreement for 2006, calculated before consolidation, was $917,005.  Upon consolidation of the financial statements, $253,358 was eliminated, leaving an expense reported in the financial statements of $663,647 for the year ended December 31, 2006.  The fee for the first six months of 2007, calculated before consolidation, was $256,443.

Todd Parriott is the majority stockholder, sole director, president and treasurer of our Dealer-Manager and Jonathan Arens is a stockholder and chief financial officer of our Dealer-Manager.

Management Agreement with ARJ Management

At the time we entered into the agreement to acquire Consolidated Mortgage, Consolidated Mortgage had a management agreement in place with ARJ Management, a company of which Todd Parriott is president, director and stockholder, and his father, Phillip Parriott, is the only other stockholder, pursuant to which ARJ is paid a management fee equal to one-third of Consolidated Mortgage’s pre-tax net income.  The fee is calculated and paid monthly.  ARJ manages approximately $466 million of private investors’ funds.  The management fee paid to ARJ for the year ended December 31, 2006, calculated before consolidation was $2,879,505.  Upon consolidation of the financial statements, $244,133 was eliminated, leaving an expense reported in the financial statements of $2,635,372 for the year ended December 31, 2006.  The management fee for the six months ended June 30, 2007, calculated before consolidation was $1,313,000.  To the extent borrowers pay points on a loan instead of an increased interest rate, ARJ will earn a greater management fee than it would have if the borrowers had paid a higher interest rate.  Because of Mr. Parriott’s ownership interest in ARJ, he has a potential interest in the loans originated by Consolidated Mortgage being structured with points instead of a higher interest rate.

Loans to CM Land, LLC

In September 2005, a third-party borrower asked the Company to enter into a land banking transaction, meaning that the Company would purchase a tract of land, and simultaneously enter into an option contract with the borrower, pursuant to which the borrower would purchase smaller parcels of the initial tract from us over time at a specified price, until it had purchased the entire initial tract.   Due to the rules with which we must comply to maintain our REIT status, actual title to that land had to be owned by a separate entity and could not be held by the Company. As an accommodation to the Company and the third-party borrower, Todd Parriott and Jonathan Arens formed a company called CM Land, LLC for the specific purpose of holding title to that land. We initially funded $10.2 million of the purchase price of approximately $80 million via a loan to CM Land, LLC secured by the property. At June 30, 2007, and December 31, 2006 the outstanding loan had a remaining balance of approximately $1.7 million and $15.2 million, respectively, with an average interest rate of 15.5%.  No fees were paid to CM Land, LLC or its principals in connection with this transaction and it was reviewed and approved by an independent committee of the board of directors.

In May 2007, the borrower did not exercise its option under the contract to purchase the remaining portion of the land. As a result, the Company took title to the property directly and recorded the remaining carrying balance as land held for sale. The property is currently under contract for resale at a price in excess of the remaining carrying value.  The sale is scheduled to close in December 2007, but there is no assurance that this sale will be consummated.

In addition, our subsidiary, Consolidated Mortgage, services all of CM Land’s loans.  During 2006, CM Land paid servicing fees to Consolidated Mortgage totaling $1,072,555.  For the six months ended June 30, 2007, CM Land paid servicing fees to Consolidated Mortgage totaling $20,249.

Leases to Related Parties

We lease office space to Burton and CMC Financial Services under noncancelable operating leases which expire in July 2010.  The total rents received from related parties for the twelve months ended December 31, 2006 was $320,457, and for the six months ended June 30, 2007 was $160,742.

Approval of Related Party Transactions

We have appointed a committee of the board of directors, comprised of Messrs. Beville and Gustafson to approve, and it has approved all loans to CM Land.  The committee has not developed written procedures relating to its review and approval of related party transactions, nor has it identified standards to be applied by it in connection with its review and approval of such transactions.  The board of directors as a whole approved the advisory agreement, the dealer-manager agreement, and the related party leases.

Independence of Directors and Committee Members

The board has determined that each of the following directors standing for re-election has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of NYSE director independence standards, as currently in effect:  Ms. Riffe and Messrs. Beville, George, Gustafson, and Wolcott. The board has determined that Messrs. Parriott and Dawson are not independent directors within the meaning of the NYSE director independence standards. Furthermore, the board has determined that each of the members of each of the audit, compensation and governance and nominating committees has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of the NYSE’s director independence standards.

In determining that Mr. Beville is independent, the board of directors considered that he is an officer of Meritage Homes, an entity that has entered into a land banking transaction with CM Land, LLC, an affiliate of Desert Capital REIT.  In this land banking transaction, CM Land, LLC borrowed money, including from Desert Capital REIT, to purchase a large parcel of unimproved land, which it planned to sell over time in smaller portions to Meritage Homes, a home builder.  Meritage Homes did not exercise its option to purchase the land and as a result, the Company took title to the land.  In determining that Mr. George is independent, the board considered that he is Jonathan Arens’ uncle and has known Todd Parriott personally for a significant period of time.  In each of the above cases, the board of directors determined that in spite of these transactions and relationships, each of the independent directors exercises independent business judgment in fulfilling his duties as a director.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 1, 2007 by (1) each current director, (2) each named executive officer, and (3) all current directors and executive officers as a group.  No stockholder known to us owns beneficially more than 5% of our common stock.  The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table.

Directors and Executive Officers (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)

Todd B. Parriott	177,885(3)%
Erin Ackerman	12,331(4)
Jonathan G. Arens	2,693(5)
Robert M. Beville	18,213(6)	*
G. Steven Dawson	119,075(6) (7)
James L. George	21,269(6) (8)	*
Thomas L. Gustafson	16,375(6)	*
Stacy Riffe	0
Charles Wolcott	0	*
All directors and executive officers as a group (9 persons)	367,841	2.2%

*	Beneficial ownership of less than 1% of the class is omitted.

(1)	The address of each director and executive officer is that of the company.

(2)
The percentage of shares owned provided in the table is based on 16,844,069 shares outstanding as of September 1, 2007.  Percentage of beneficial ownership by a person as of a particular date is calculated by dividing the number of shares beneficially owned by such person as of September 1, 2007 by the sum of the number of shares of common stock outstanding as of such date.

(3)	Represents shares owned by ARJ Management, Inc. and Burton, of which Mr. Parriott may be deemed to be the beneficial owner.

(4)	Includes 4,186 shares over which Ms. Ackerman shares beneficial ownership.

(5)	Includes 910 shares over which Mr. Arens shares beneficial ownership.

(6)	Includes grants of 4,000 restricted shares, granted on each of August 22, 2005, August 30, 2006 and July 23, 2007, each grant of which vests on a pro rata basis over a three-year period.

(7)	Includes 93,001 shares over which Mr. Dawson shares beneficial ownership.

(8)	Includes 16,769 shares over which Mr. George shares beneficial ownership, and 4,500 shares owned by his wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC.  Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

Based solely upon a review of the reports furnished to us with respect to fiscal 2006, we believe that all SEC filing requirements applicable to our directors and executive officers and 10% beneficial owners were satisfied.

EXECUTIVE OFFICERS

No director or executive officer was selected as a result of any arrangement or understanding between the director or executive officer or any other person.  Messrs. Parriott, Dawson, and Arens and Ms. Ackerman are our only executive officers.  Our executive officers are elected annually by, and serve at the discretion of, the board of directors.  Please see “Election of Directors” for biographical information regarding Mr. Parriott, our chief executive officer, and Mr. Dawson, our chief financial officer.

Jonathan Arens.  Mr. Arens was elected as our co-chief operating officer effective May 16, 2007.  Mr. Arens has served as the chief financial officer of CMC Financial Services, the dealer-manager for our current public offering, since January 2004 and served as our chief financial officer from November 1, 2005 through May 15, 2007.  Mr. Arens worked as a teacher’s assistant in the Education Department at the University of Iowa from August 2003 through June 2004.  Mr. Arens is a certified public accountant and a Member of the American Institute of Certified Public Accountants.  He earned a Master of Accountancy degree in 2004, and a Bachelor degree in Accounting in 2003, both from the University of Iowa.  Age 27.

Erin Ackerman. Ms. Ackerman is our director of stockholder relations and was elected as our co-chief operating officer effective May 16, 2007. She is also executive vice president and treasurer for CMC Financial Services, the dealer-manager for our current public offering.  She is responsible for the daily operations performance of CMC Financial Services, including financial management, compliance, and client relations.  From January 2002 until December 2003, Ms. Ackerman served as the executive vice president of Consolidated Mortgage and supervised the activities of the collections, investment, loans and accounting departments. From 2000 to January 2002 she served as vice president in charge of Consolidated Mortgage’s investment department, which included duties of researching properties and borrowers, preparing loan documentation, assisting private investors with trust deed investments and supervising employees engaged in these activities.  Ms. Ackerman earned a Bachelor of Arts degree in Psychology from the University of California Irvine, and Master of Business Administration degree from the University of Nevada, Las Vegas.  Age 31.

EXECUTIVE COMPENSATION

We are externally managed and advised by our advisor, Burton, pursuant to an advisory agreement.  Our executive officers undertake certain ministerial tasks on our behalf; however, they are compensated by our advisor and do not receive compensation from us for services rendered to us.  Our executive officers are also officers of our advisor and its affiliates, and are compensated by these entities, in part, for their services to us.  Please see “Certain Relationships and Related Transactions, and Director Independence” for a further description of the relationship between us and our advisor.

We did not grant any stock options or restricted stock to our executive officers in 2006, or provide them with any perquisites or other personal benefits.  We do not currently have an employment agreement or a change in control agreement with any of our executive officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP.  The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP.  Our responsibility is to oversee and review these processes.  We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm.  We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.  Our meetings are designed, among other things, to facilitate and encourage communication among the committee, management, and the company’s independent registered public accounting firm, Eide Bailly LLP.  We discussed with Eide Bailly LLP the overall scope and plans for their audit.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2006 with management and Eide Bailly LLP.  We also discussed with management and Eide Bailly LLP the process used to support certifications by the company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the SEC.

In addition, the audit committee obtained from Eide Bailly LLP and reviewed the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” which described all relationships between Eide Bailly LLP and the company that might bear on Eide Bailly LLP’s independence, discussed with Eide Bailly LLP any relationships that may impact their objectivity and independence, and satisfied itself as to their independence.  When considering Eide Bailly LLP’s independence, we considered whether their provision of services to the company beyond those rendered in connection with their audit of the company’s consolidated financial statements and reviews of the company’s consolidated financial statements, including in its Quarterly Reports on Form 10-Q, was compatible with maintaining their independence.  We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Eide Bailly LLP.  The audit committee also discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those required to be discussed by the Statement on Auditing Standards (SAS) No. 61, as amended, “Certification of Statements and Auditing Standards.”

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of directors (and the board has approved) that the audited financial statements for the year ended December 31, 2006 be included in the company’s Annual Report on Form 10-K for filing with the SEC.  We have selected Hancock Askew & Co. LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The undersigned members of the audit committee have furnished this report to the board of directors.

Respectfully Submitted,

Audit Committee
Robert M. Beville, Chairman
Thomas L. Gustafson
James George

PROPOSAL TWO ─
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Hancock Askew & Co. LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2007.  During fiscal 2006 and 2005, Eide Bailly LLP served as our independent auditors and also provided certain tax and other audit-related services.

	2006	2005
Audit Fees (a)	$107,816	$80,980
Audit-Related Fees (b)	3,200	6,620
Tax Fees (c)	7,250	2,500
All Other Fees	-	-

Total	$118,266	$90,100

(a)
Fees for audit services billed in 2006 and 2005 consisted of: audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, consents and other services related to SEC matters.  Also includes amounts billed in connection with the audit of Consolidated Mortgage.

(b)	Fees for audit-related services billed in 2006 and 2005 consisted of services that are reasonably related to the performance of the audit or the review of our financial statements.

(c)	Tax fees include fees for professional services rendered in connection with the audit of financial statements.

At its regularly scheduled and special meetings, the audit committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants.  The audit committee has delegated to its chairman, an independent member of our board of directors, the authority to grant pre-approvals of non-audit services provided that any such pre-approval by the chairman shall be reported to the audit committee at its next scheduled meeting.  However, pre-approval of non-audit services is not required if (1) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (2) such services were not recognized by us as non-audit services at the time of the engagement; and (3) such services are promptly brought to the attention of the audit committee and, prior to completion of the audit, are approved by the audit committee or by one or more audit committee members who have been delegated authority to grant approvals.

The audit committee has considered whether the provision of these services is compatible with maintaining the independent accountants’ independence and has determined that such services have not adversely affected Eide Bailly LLP’s independence.

Representatives of Hancock Askew & Co. LLP will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders.  Representatives of Eide Bailly LLP will not be present at the annual meeting.

Changes in the Company’s Independent Public Accountants

On September 5, 2007, Desert Capital REIT, Inc. (the "Company") received notification from Eide Bailly LLP, in which they resigned as the Company’s independent registered public accounting firm, to be effective upon the earlier of the date of the filing of the Company’s Form 10-Q for the period ended September 30, 2007, or November 15, 2007.  Eide Bailly LLP served as the Company’s certifying accountant for the period from December 17, 2003 (inception) through the fiscal year ended December 31, 2006 and the subsequent interim periods.  Eide Bailly LLP’s reports on the Company’s financial statements for the period from December 17, 2003 (inception) through the fiscal year ended December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the previous two calendar years ended December 31, 2005 and December 31, 2006 and the interim periods of calendar year 2007 through the date of this resignation, the Company had no disagreements with Eide Bailly LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which if not resolved to the satisfaction of Eide Bailly LLP, would have caused it to make reference to the subject matter thereof in the report on the financial statements of the Company for such annual periods. There were no other reportable events (as defined in paragraphs (A) through (D) of Regulation S-K Item 304(a)(1)(v)) during the calendar years ended December 31, 2006 and December 31, 2005 and from January 1, 2007 through the date of the resignation. Eide Bailly LLP furnished the Company with a letter addressed to the Commission stating that it agreed with the foregoing statements contained in this and the preceding paragraph.

On November 8, 2007, the Company’s Audit Committee approved the engagement of Hancock Askew & Co. LLP as the Company’s independent public accountants, replacing Eide Bailly LLP. During the Company’s two most recent fiscal years and the interim periods of 2004 prior to engaging Hancock Askew & Co., the Company had not consulted Hancock Askew & Co. LLP with respect to any matters described in Regulation S-K Item 304(a)(2)(i) or (ii).

The board of directors unanimously recommends that you vote FOR the ratification of the independent registered public accounting firm as set forth in Proposal Two.

PROPOSAL THREE ─ ADJOURNMENT OF THE SPECIAL MEETING

We may ask our stockholders to vote on a proposal to adjourn the annual meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve any of proposals one through three.

The board of directors unanimously recommends that you vote FOR the adjournment as set forth in Proposal Three.

OTHER MATTERS

As of the mailing date of this proxy statement, the board of directors knows of no other matters to be presented at the meeting.  Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the annual meeting in the year 2008, and who wishes to have the proposal included in our proxy statement for that meeting, must deliver the proposal to James L. George, c/o of Desert Capital REIT, Inc., 1291 Galleria Drive, Suite 200, Henderson, Nevada 89014 by March 1, 2008.  All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

Any stockholder who intends to bring business to the annual meeting in the year 2008, but not include the proposal in our proxy statement, or to nominate a person to the board of directors, must give written notice to James L. George, c/o Desert Capital REIT, Inc., at 1291 Galleria Drive, Suite 200, Henderson, Nevada 89014 by no earlier than April 15, 2008 and no later than May 15, 2008.

ANNUAL REPORT

We have posted a copy of the annual report to stockholders for fiscal year 2006 online at www.desertcapitalreit.com/annualreport.html.  Upon the written request by any person being solicited by this proxy statement, we will provide without charge a paper copy of the annual report on Form 10-K as filed with the SEC (excluding exhibits, for which a reasonable charge shall be imposed).  All requests should be directed to: Erin Ackerman, Desert Capital REIT, Inc., 1291 Galleria Drive, Suite 200, Henderson, Nevada  89014.  The EDGAR version of such report (with exhibits) is available at the SEC’s Internet site (www.sec.gov).

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family.  Each stockholder in the household will continue to receive a separate proxy card.  This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses.  However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below.  Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

Please contact us at our offices at 1291 Galleria Drive, Suite 200, Henderson, Nevada 89014, telephone number: 1-800-419-2855 to inform us of your request.

DESERT CAPITAL REIT, INC.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 27, 2007

The undersigned stockholder of DESERT CAPITAL REIT, INC., a Maryland corporation (the “Company”) hereby appoints Todd B. Parriott and G. Steven Dawson, and each of them as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of the Company, and any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying proxy statement, and revokes any proxy heretofore given with respect to such meeting.  When shares are held by joint tenants or tenants in common, the signature of one shall bind all unless Todd Parriott is given written notice to the contrary and furnished with a copy of the instrument or order which so provides.  When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by an authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE RETURN ONLY THIS PROXY IN THE ATTACHED SELF-ADDRESSED, POSTAGE PAID ENVELOPE.  DO NOT RETURN THE PROXY STATEMENT. IF YOU RETURN ANY ADDITIONAL DOCUMENT, YOUR PROXY MAY BE UNDELIVERABLE BECAUSE OF INSUFFICIENT POSTAGE.

[STICKER WITH STOCKHOLDER NAME INSERTED HERE.]

(Please date and sign on reverse)

(Continued on reverse side)

The votes entitled to be cast by the Stockholder will be cast as directed by the Stockholder.  If this Proxy is executed but no direction is given, the votes entitled to be cast by the Stockholder will be cast "FOR" all nominees in Proposal 1 and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

I PLAN TO ATTEND THE MEETING.  _______

The Board of Directors recommends a vote "FOR" all nominees in Proposal 1.

1.  To elect eight directors to serve until their successors are duly elected and qualified.

01 Todd B. Parriott	02 Robert M. Beville
03 G. Steven Dawson	04 James L. George
06 Thomas L. Gustafson	06 Charles Wolcott
07 Stacy M. Riffe

☐ FOR ALL NOMINEES (except as provided to the contrary below)

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

If there is any individual director with respect to whom you desire to withhold your consent, you may do so by indicating his name(s):.

2.           To ratify the appointment of Hancock Askew & Co. LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2007.

☐ FOR                      ☐  AGAINST                                ☐ ABSTAIN

3.           To take action upon any other business as may properly come before the meeting, including approving any motion to adjourn to a later time to permit further solicitation of proxies if necessary to establish a quorum, or to obtain additional votes in favor of the proposals.

☐ FOR                      ☐ AGAINST                                ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) or postponement(s) thereof.

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) “FOR” THE APPROVAL OF ALL SEVEN OF THE DIRECTOR NOMINEES; (2)“FOR” THE RATIFICATION OF HANCOCK ASKEW & CO. LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007; AND (3) “FOR” AUTHORITY TO ACT UPON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING APPROVING ANY MOTION TO ADJOURN TO A LATER TIME TO PERMIT FURTHER SOLICITATION OF PROXIES IF NECESSARY TO ESTABLISH A QUORUM, OR TO OBTAIN ADDITIONAL VOTES IN FAVOR OF THE PROPOSALS.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Dated:

__________________________________, 2007

______________________________
Signature

______________________________
Signature if held jointly

Please mark, date, and sign as your name appears above and return and return promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.